                                                                    EXHIBIT 4.6

                           [BRYANT PARK CAPITAL LOGO]

CONFIDENTIAL

                                                                   March 1, 2004

Xenonics, Inc.
2236 Rutherford Road
Carlsbad, CA 92008

Ladies and Gentlemen:

This letter agreement confirms that Xenonics, Inc. (together with its subsidiaries and affiliates "the Company") has engaged Bryant Park Capital, Inc. ("BPC") to act as its exclusive financial advisor and consultant with regard to possible capital raising transactions. The engagement shall be considered effective as of today, shall be for an initial term of 180 days, and may be terminated by BPC or the Company upon 30 days written notice after 90 days from the date hereof.

1)    SERVICES: BPC agrees to provide the Company with the following services:

      a) Assist in the development and presentation of the company's business plan and strategy;

      b) Assist in the development and presentation of any financial analysis or financial models, including comparable company analysis;

      c) Assist in the management, coordination and negotiations of any fund raising activities including the development of a list of potential underwriting participants, development of selection criteria of syndicate members, coordination of potential syndicate members and positioning of the company within the financial markets. The goal of these activities is to create a more liquid, widely distributed and analyst covered stock.

      d)    Other services as may be agreed to from time to time.

2) FEES: BPC shall be entitled to and the Company shall pay to BPC fees as follows: (i) an initial engagement fee of $50,000 or 20,000 shares of stock (at the Company's option) upon signature of this letter agreement; and (ii) a fee for each month of the term of this engagement of $10,000 payable monthly in advance beginning March 1, 2004. The initial retainer and the first 4 months of the monthly retainer shall be credited against Transaction Fees, as defined below, payable by the Company to BPC.

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      CAPITAL INFUSION TRANSACTION

      If the Company enters into a Capital Infusion Transaction (as defined below) during the term of the engagement, or enters into a Capital Infusion Transaction during the 12 months following the termination of its engagement with BPC with any party which has been identified by BPC to the Company or concerning which BPC has performed meaningful advisory services at the Company's request, then the Company shall pay, or shall cause to be paid, to BPC a transaction fee in cash and/or warrants, according to terms defined below and calculated according to the following amounts and percentages (Table A).

TABLE A

    AMOUNT RAISED

    PUBLIC OFFERING ADVISORY SERVICES   Cash Portion:
                                        Completion of Public Stock Offering:
                                        2.5% of money raised in aggregate
                                        (including exercise of greenshoe) of
                                        which it is anticipated that the Company will pay 1.5% and the underwriters will pay 1% (pro-rata between cash and warrants).

    CAPITAL INFUSION (including         7% of money raised.
    common stock, preferred stock and
    convertible debt) in the event the  Warrant Portion:
    Company decides to raise capital    Warrants to buy stock at the price such
    outside of a public offering of     securities were sold to investors in an
    securities.                         amount equal to 4.0% of the value of the
                                        Capital Infusion Transaction

The Capital Infusion Transaction Fee shall be referred to as a "Transaction Fee". Any Capital Infusion Transaction conducted by the Company shall be referred to as a Transaction.

The Transaction Fee shall be payable at any closings of the Transaction, except that to the extent the Consideration in respect thereof may be increased by contingent payments, the portion of BPC's fees relating thereto shall be calculated and paid as and when such contingent payments are made. All stock and warrants paid to BPC as consideration for a Capital Infusion Transaction will carry Standard Anti-Dilution Protection (as defined below).

In the event BPC successfully completes a Capital Infusion Transaction on behalf of the Company during the engagement period, BPC shall have an exclusive right of first refusal for a period of 12 months following the closing of such Capital Infusion Transaction to provide similar services to those described herein. BPC shall have 30 days, from receipt in writing provided by the Company of a bona fide offer from a third party, to accept or decline providing the Company with similar services on at least comparable terms.

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

3)        DEFINITIONS:

      "Standard Anti-Dilution Protection" means if at any time the Company shall
      (i) pay a dividend or make a distribution on its shares of capital stock or Securities ("Shares") in Shares (other than cash dividends or distributions out of surplus or earnings); (ii) subdivide, reclassify or recapitalize its outstanding Shares into a greater number of Shares; or
      (iii) combine, reclassify or recapitalize its outstanding Shares into a smaller number of Shares, the exercise price of any warrant, that is exercisable into Shares ("Warrant Shares"), in effect at the time of the record date of such subdivision, combination, reclassification or recapitalization shall be proportionately adjusted, and so that the warrant .holder shall be entitled to receive the aggregate number and kind of Shares which, if the warrant had been exercised in full immediately prior to such time, he would have owned upon such exercise and been entitled to receive upon such dividend, subdivision, combination, reclassification or recapitalization, whenever the exercise price payable upon exercise of such warrant is adjusted pursuant to this paragraph, the number of Warrant Shares shall simultaneously be adjusted by multiplying the number of Warrant Shares initially issuable upon exercise of each warrant by the exercise price in effect on the date thereof and dividing the product so obtained by the exercise price, as adjusted. Such adjustment shall be made successively whenever any event such as described in this paragraph shall occur. The form of warrant need not be changed because of any adjustments in the exercise price or the number or kind of the Warrant Shares, however accurate adjustments shall be kept in the official records of the Company.

      "Capital Infusion Transaction" means any Transaction (or series of transactions) which involves (a) a third party identified by BPC to the Company, or concerning which BPC has performed meaningful advisory services hereunder, and (b) which, directly or indirectly, results in (i) the purchase or sale of newly issued debt or equity securities of the Company, a subsidiary or a related affiliate or (ii) a firm commitment, that resulted from a request by the Company for BPC to pursue such a commitment, from BPC, its affiliates, or a third party to purchase or sell newly issued debt or equity securities of the Company, a subsidiary or a related affiliate, including, but not limited to, committed but undrawn credit facilities.

      "Warrants" paid as a fee in a Transaction are subject to expire on the tenth anniversary of the closing of the Capital Infusion Transaction and have Standard Anti-Dilution Protection, registration rights that are exercisable only in the event the Company has publicly traded shares and is qualified pursuant to SEC guidelines to file an S-3 registration statement, piggy-back registration rights, in the event the Company has publicly traded shares, and cashless exercise provisions and entitle BPC to purchase the Company's securities identical to the type and price of the securities sold by the Company at the time of the Capital Infusion Transaction.

4) EXPENSES: In addition to the fees described above and whether or not a Transaction occurs, the Company shall reimburse BPC for its reasonable out-of-pocket expenses incurred in connection with BPC's services hereunder or the subject matter hereof, including, without limitation, legal (not including legal fees incurred by BPC in connection with the negotiation and preparation of this Agreement), accounting, computer and information databases, due diligence, background investigations, "Blue Sky" filings, marketing, "road show", travel and entertainment, printing and mailing, any escrow fees, and internal administrative expenses. Reimbursement by the Company of BPC's documented out-of-pocket expenses associated with providing its services hereunder will occur on a regular monthly basis. In the event that BPC's monthly out-of-pocket expenses exceed $2,500 in any month following the execution of this Agreement, BPC will be required to get approval in advance from the Company for any additional reimbursable expenses. The Company agrees to reimburse BPC within 15 days of receipt of reimbursable expense invoices. BPC recognizes that the Company has limited resources to fund expenses beyond these levels and agrees to work with the Company to minimize such expenses.

5) INDEMNIFICATION: The Company agrees to indemnify BPC against all liabilities under the Securities Act or otherwise, as provided for in Schedule A attached hereto, which Schedule is an integral part of this agreement and is incorporated herein by reference.

6) CONFLICTS; INDEPENDENT CONTRACTOR: The Company acknowledges that BPC and its affiliates may have and may continue to have investment banking and other relationships with parties other than the Company, pursuant to which BPC may acquire information of interest to the Company. BPC shall have no obligation to disclose such information to the Company or to use such information in connection with any contemplated Transaction.

      The relationship between BPC and the Company shall be that of advisor and client. BPC is an independent contractor and this agreement shall not be deemed in any way to establish a joint venture between BPC and the Company or as creating a partnership or similar relationship. BPC will provide its financial advice, written or oral, exclusively for the information of the Company's Board of Directors and senior management, who will make all decisions regarding whether to engage in any Transaction.

7) ENTIRE AGREEMENT; AMENDMENTS; SURVIVAL: This agreement constitutes the entire agreement of the parties with respect to BPC's engagement and supersedes all prior negotiations and understandings of the parties hereto with respect to the subject matter hereof. This agreement may not be amended or modified except in writing signed by each party hereto. The provisions of Sections 2, 3,4, 5, 6, 7, 8, 9, 10, 11, 12 and 13 shall survive any termination of BPC's engagement hereunder. This agreement shall be binding upon, and inure solely to the benefit of, BPC and the Company, and all of their respective heirs, executors, administrators, and successors. BPC may engage its own sub-placement agents, independent contractors and/or consultants to assist BPC in conducting the Transaction. BPC shall have the right to place advertisements or other public announcements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder. Any such advertisement of public announcement shall be subject to the approval of the Company, which approval shall not be unreasonably withheld; provided, however, that following the closing of a Transaction, BPC shall be entitled to describe its services to the Company in its own newsletter or in other public relations and promotional materials, without the approval of the Company.

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      8) REPRESENTATIONS AND WARRANTIES; ACCURACY OF INFORMATION; INTERESTS OF
      OTHERS: The Company will furnish to BPC any information concerning the Company, including its subsidiaries and affiliates, that BPC reasonably deems appropriate, and will provide BPC access to its officers, directors, accountants, counsel and other advisors. All such information concerning the Company is and will be true and accurate in all material respects, and does not and will not as of its date, and will not as supplemented or amended as of the date of the closing of any Transaction, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are or were made. The Company acknowledges and agrees that BPC will be using and relying upon such information supplied by the Company and other publicly available information concerning the Company, without any independent investigation or verification thereof or any independent appraisal by BPC of the Company or its business or assets. The Company further represents and warrants that no broker, representative or other person has an interest in compensation due BPC hereunder.

      9) CONFIDENTIALITY: Except as otherwise required by law, the terms of this Agreement shall not be disclosed to any third party, with the exception of potential investors in the Transaction as part of their due diligence efforts, without the prior written consent of both parties to this Agreement. BPC shall keep confidential and not disclose any non-public information provided to it by or on behalf of the Company or by any third-party, in relation to any of the services provided or to be provided by it to the Company, except that it may disclose any such information to its advisors (which persons shall be bound by similar confidentiality obligations and for which BPC shall accept full responsibility in compliance with this Section 9) or as required by law or with the prior consent of the Company. The restrictions in the preceding sentence shall not apply to information that becomes publicly available through no fault of BPC or information that BPC may be required by law to disclose.

      10) ADVERTISING: BPC shall have the right to place advertisements or other public announcements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder. Any such advertisement of public announcement shall be subject to the approval of the Company, which approval shall not be unreasonably withheld; provided, however, that following the closing of a Transaction, BPC shall be entitled to describe its services to the Company in its own newsletter or in other public relations and promotional materials, without the approval of the Company.

      11) USA PATRIOT ACT NOTICE: The Company acknowledges that in order for BPC to comply with the requirements under Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 ("USA Patriot Act") (Public Law 107-56), the Company must provide BPC with certain information or supporting documentation (collectively "Documentation") at the time of execution of this agreement. BPC is required by the USA Patriot Act to verify and record any Documentation provided by the Company to validate the Company's identity. Documentation that may be requested from the Company may include, but is not limited to, a Federal Employer

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

      Identification Number (FEIN), a Certificate of Good Standing to validate the Company's corporate existence, a Certificate of Incumbency to authenticate the management of the Company, and other government issued certified documents to validate the Company's authorization to conduct business.

      12) HEADINGS: Headings are provided solely for convenience and are not intended to be a part of this agreement.

      13) GOVERNING LAW: This Agreement shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to principles governing conflicts of law. If any provision of this agreement or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable, the remaining provisions of the agreement or the application of such provisions to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

      If the foregoing is in accordance with your understanding, kindly sign where indicated below and return an executed copy to us.

      BRYANT PARK CAPITAL, INC.

         /s/ Sam Schwartz
         ----------------------------
      By: Sam Schwartz

      Title: President

      Agreed & Accepted:

      XENONICS, INC.

      By:/s/ Alan Magerman
         -------------------------------
         Name: Alan Magerman
         Title: Chairman /CEO

                                   SCHEDULE A
                        INDEMNIFICATION AND CONTRIBUTION

      This Schedule A is a part of and ,is incorporated into that certain letter agreement (together with this Schedule A, the "Agreement"), dated 3-1-04 by and between the Company and BPC, Terms not otherwise defined herein have the meaning ascribed to them in the main body of the Agreement.

      1. By the Company. The Company agrees to indemnify and hold harmless BPC and its Affiliates, and the respective directors, officers, agents, consultants and employees of BPC and its Affiliates (BPC and each such entity of person, a "BPC Indemnified Person") from and against any losses, claims, damages, judgments, assessments, costs, legal fees and other liabilities (collectively "Liabilities"), and will reimburse each BPC Indemnified Person for all fees and expenses (including the reasonable fees and expenses of counsel) (collectively, "Expenses") as they are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation, whether or not in connection with pending or threatened litigation, regulatory proceeding or arbitration and whether or not any BPC Indemnified Person is a party (collectively, "Actions"), arising out of or in connection with advice or services rendered or to be rendered by any BPC Indemnified Person pursuant to this Agreement, the Transactions contemplated hereby (including but not limited to any untrue statement of a material fact on the part of the Company in connection with the Transaction or any related Memorandum (the "Memorandum") or the omission to state in the Memorandum a material fact required to be stated therein or necessary to make the statements therein, in light of circumstances under which they were made, not misleading) or any BPC Indemnified Person's actions or inactions in connection with any such advice, actions, inactions, services or Transactions; provided that the Company will not be responsible and shall be reimbursed by BPC for any Liabilities or Expenses of any BPC Indemnified Person that are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review to have resulted from such BPC Indemnified Person's gross negligence in connection with any of the advice, actions, inactions, services or transactions referred to above, or to the extent that any such Liabilities or Expenses arises out of or are based upon an untrue statement of a material fact or omission made in reliance upon and in conformity with written information furnished to the Company by BPC specifically for use in the preparation of the Memorandum. The Company also agrees to reimburse each BPC Indemnified Person tor all Expenses as they are incurred in connection with enforcing such BPC Indemnified Person's rights under this Agreement (including, without limitation, its rights under this Schedule A).

      2. By BPC. BPC agrees to indemnify and hold harmless the Company and each officer, director, employee, agent or person, if any, who controls the Company within the meaning of the Securities Act and the Exchange Act (the Company and each such person, a "Company Indemnified Person"), against any and all Liabilities and

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

            Expenses, to which any Company Indemnified Person may become subject, under the Securities Act or otherwise, insofar as such Liabilities (or actions in respect thereof), arise out of or are based directly or indirectly upon BPC's gross negligence in performing its services, or BPC's intentional failure to comply with any applicable SEC regulations.

      3. Procedure. Upon receipt by a BPC Indemnified Person or a Company Indemnified Person (either an "Indemnified Person") of actual notice of an Action against such Indemnified Person with respect to which indemnity may be sought under this Agreement, such Indemnified Person shall promptly notify the Company or BPC as the case may be (an "Indemnifying Party") in writing; provided that failure so to notify such Indemnifying Party shall not relieve such Indemnifying Party from any liability which such Indemnifying Party may have on account of this indemnity or otherwise, except to the extent such Indemnifying Party shall have been materially prejudiced by such failure. The Indemnifying Party shall, if requested by the Indemnified Person, assume the defense of any such Action including the retention of counsel reasonably satisfactory to the Indemnified Person. Any Indemnified Person shall have the right to employ separate counsel in any such Action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person, unless: (i) the Indemnifying Party has failed promptly to assume the defense and employ counsel or (ii) the named parties to any such Action (including any impleaded parties) include both such Indemnified Person and the Indemnifying Party, and such Indemnified Person Shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the Indemnifying Party; provided that the Indemnifying Party shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel in connection with any Action in the same jurisdiction, in addition to any local counsel The Indemnifying Party shall not be liable for any settlement of any Action effected without its written consent, which consent shall not be unreasonably withheld. In addition, an Indemnifying Party will not, without prior written consent of the applicable Indemnified Person, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from all Liabilities arising out of such Action.

      4. Contribution. In the event that the foregoing indemnity is unavailable to a BPC Indemnified Person other than in accordance with this Agreement, the Company shall contribute to the Liabilities and Expenses paid or payable by such BPC Indemnified Person in such proportion as is appropriate to reflect (i) the relative benefits to the Company and, its shareholders, on the one hand, and to BPC, on the other hand, of the matters contemplated by this Agreement or
            (ii) if the allocation provided by the immediately preceding clause is not permitted by applicable law, not only such

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            relative benefits but also the relative fault of the Company, on the one hand, and BPC, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations. For purposes of this paragraph, the relative benefits to the Company and its shareholders, on the one hand, and to BPC, on the other hand, of the matters contemplated by this Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Company or the Company's shareholders, as the case may be, in the Transaction or Transactions that are within the scope of this Agreement, whether or not any such Transaction is consummated, bears to (b) the fees paid to BPC under this Agreement. The relative fault of the Company on the one hand, and the BPC on the other hand, will be determined with reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact is relative to information supplied by the Company or BPC, and with reference to each of the Company's and BBC's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and BPC agree that it would not be just and equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in this paragraph.

      5. Other Liabilities. The Company also agrees that no BPC Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with advice or services rendered or to be rendered by any BPC Indemnified Person pursuant to this Agreement, the Transactions contemplated hereby or any such BPC Indemnified Person's actions or inactions in connection with any such advice, services or Transactions except for Liabilities (and related Expenses) of the Company that are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review to be covered by this Agreement.

      6. Effective. The reimbursement, indemnity and contribution obligations of the Company and BPC set forth herein shall apply to any modification of this Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any Indemnified Person's services under or in connection with, this Agreement.

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



                           [BRYANT PARK CAPITAL LOGO]

      CONFIDENTIAL

      April 12, 2004

      Board of Directors
      c/o Alan Magerman
      Xenonics, Inc.
      2236 Rutherford Road
      Carlsbad, CA 92008

      Attn: Alan Magerman, CEO

      RE: Amendment 1 (the "Amendment") to the agreement set forth in the letter agreement, dated March 1, 2004

      Dear Alan:

      Reference is made to the agreement (the "Agreement"), set forth in the letter agreement, dated March 1, 2004 (the "March 1st Letter"), by and between Bryant Park Capital, Inc. ("BPC") and Xenonics, Inc. (together with its subsidiaries and affiliate, the "Company"). BPC and the Company have mutually agreed to amend and modify the Agreement as set forth below. All terms used herein and not defined herein shall have the meanings ascribed to them in the March 1st Letter.

      PIPE TRANSACTION

      The parties agree to delete the CAPITAL INFUSION section of TABLE A of the March 1st Letter in its entirety and replace it with the following, which shall hereby become part of the Agreement;

          CAPITAL INFUSION              8.0% of money raised.
          (including common
          stock, preferred              Warrant Portion:
          stock and                     Warrants to buy stock at the price such
          convertible debt)             securities were sold to investors in an
          raised via a Private          amount equal to 8.0% of the value of the
          Investment in Public          Capital Infusion Transaction
          Equity ("PIPE")
          transaction

              489 FIFTH AVENUE - 27TH FLOOR - NEW YORK, NY - 10017
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

Xenonics, Inc.
April 12, 2004
Page 2 of 3

MERGER OR ACQUISITION TRANSACTION

The parties agree that if the Company enters into discussions regarding an M&A Transaction (as defined below) during the term of the Agreement and BPC provides advisory services to the Company at its request in connection with such M&A Transaction or has introduced such other party to the M&A Transaction to the Company, or enters into an M&A Transaction during the 12 months following the termination of the Agreement but was initiated during the term of this agreement, then the Company shall pay, or shall cause to be paid, to BPC upon the consummation of such M&A Transaction, a transaction fee (the "M&A Transaction Fee") payable in cash calculated according to the following amounts and percentages (Table B).

                                    TABLE B

                                                                  PERCENTAGE TO BE APPLIED
                                                               TO PORTION OF CONSIDERATION IN
CONSIDERATION (AS DEFINED BELOW) IN THE M&A TRANSACTION             THE M&A TRANSACTION
-------------------------------------------------------        ------------------------------
          Aggregate Consideration                                          2.5%

The M&A Transaction Fee and Capital Infusion Transaction Fee shall individually be referred to as a "Transaction Fee" and together the "Transaction Fees." Any M&A Transaction or Capital Infusion Transaction conducted by the Company shall be individually referred to as a Transaction.

DEFINITIONS

"M&A Transaction" means one or more related Transactions (a) is not a Capital Infusion Transaction (as defined in the March 1st Letter) and (b) which, directly or indirectly results in (i) the acquisition by the Company of all or any part of the existing capital stock of a third party or all or any part of the assets of such third party (or any securities convertible into or exchangeable for or other rights to acquire all or any part of such capital stock or assets) or (ii) the acquisition by a third party of all or any part of the existing capital stock of the Company or all or any part of the assets of the Company (including any securities convertible into or exchangeable for or other rights to acquire all or any part of such capital stock or assets), including in each such case, without limitation, any sale or exchange of capital stock or assets (including cash and other liquid assets), any merger or consolidation (including any such transaction in which the third party is the surviving entity) or any similar transaction or (iii) any partnership, joint or collaborative venture, strategic alliance or similar transaction.

"Consideration" in a Transaction means, with respect to such Transaction, the total amount paid or payable (whether in cash, securities, employment contracts, to the extent the compensation and benefit under such employment contracts are materially in excess of what is reasonable for the services to be performed thereunder, "earn-out" agreements, seller's financing or other property), directly or indirectly, upon the consummation of or otherwise in connection with such Transaction, together with (i) all amounts paid or payable in cancellation of stock options or other rights, (ii) the aggregate principal amount of long-term indebtedness of the acquired company that, as a result of such Transaction, becomes indebtedness of the acquiring company and (iii) the

Xenonics, Inc.
April 12, 2004
Page 3 of 3

aggregate redemption price or liquidation preference of any preferred stock of the acquired company that, as a result of such Transaction, is redeemed or becomes preferred stock of the acquiring company, as the case may be. For purposes of this definition, long-term indebtedness shall be determined both as to classification and amount on a consolidated basis in accordance with generally accepted accounting principles. In the event that the Consideration received in a Transaction is paid or payable in whole or in part in the form of securities or other property, the value of such securities or other property for purposes of calculating the Consideration for such Transaction shall be (i) the closing bid price, in the case of publicly traded securities and (ii) the fair market value as the parties hereto shall mutually agree in the case of contracts or unquoted securities, in each case calculated as of the business day immediately preceding the consummation of the Transaction.

Except as amended by this Amendment, all of the terms, covenants and conditions contained in the Agreement are hereby ratified and confirmed and shall remain in full force and effect.

This Amendment may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, including by facsimile, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Sincerely,

BRYANT PARK CAPITAL, INC.

By:/s/ Joel Magerman                                            Date: 4/16
   --------------------
Name: Joel Magerman
Title: Chief Executive Officer

Accepted and Agreed:

XENONICS,INC.

By:/s/ Alan Magerman                                             Date: 4/16/04
   -------------------------
Name: Alan Magerman
Title: Chief Executive Officer

                           [BRYANT PARK CAPITAL LOGO]

CONFIDENTIAL

May 18, 2004

Alan Magerman
Chairman and CEO
Xenonics Holdings, Inc.
2236  Rutherford Road
Carlsbad, CA 92008

Attn: Alan Magerman, CEO

RE: Second Amendment (the "Amendment") to the agreement set forth in the letter agreement, dated March 1, 2004

Dear Alan:

      Reference is made to the agreement (the "Agreement") set forth in the letter agreement, dated March 1, 2004 (the "March 1st Letter"), by and between Bryant Park Capital, Inc. ("BPC") and Xenonics Holdings, Inc. (together with its subsidiaries and affiliates, the "Company"). BPC and the Company have mutually agreed to amend and modify the Agreement as set forth below. All terms used herein and not defined herein shall have the meanings ascribed to them in the March 1st Letter.

      STRATEGIC ALLIANCE

      If the Company enters into a Strategic Alliance Transaction (as defined below) during the term of the engagement, or enters into a Strategic Alliance Transaction during the 18 months following the termination of the engagement with BPC with any party which has been identified by BPC to the Company or concerning which BPC has performed advisory services at the Company's request, then the Company shall pay, or shall cause to be paid, to BPC a transaction fee in cash equal to 2.5% of the value of the Strategic Alliance Transaction (the "Strategic Alliance Transaction Fee") during the term of the Strategic Alliance.

                          489 FIFTH AVE., 27TH FLOOR
                            NEW YORK, NEW YORK 10017

                                Member NASD/SIPC

Xenonics Holdings, Inc.
May 18, 2004
Page 2 of 3

      DEFINITIONS

      "Strategic Alliance Transaction" means any transaction (or series of transactions), including a joint venture, partnership, sales and marketing agreement or any similar transaction, whether or not including an investment, which involves (a) a third party identified by BPC to the Company, or concerning which BPC performed advisory services hereunder, and b) which, directly or indirectly constitutes a new business opportunity.

Except as amended by this Second Amendment, all of the terms, covenants and conditions contained in the Agreement are hereby ratified and confirmed and shall remain in full force and effect.

This Second Amendment may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, including by facsimile, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Sincerely,

BRYANT PARK CAPITAL, INC.

By: /s/ Joel Magerman                                         Date: 5/18
   ----------------------------
Name: Joel Magerman
Title: Chief Executive Officer

Accepted and Agreed:

XENONICS, INC.

By: /s/ Alan Magerman                                         Date: 5/18/04
   ----------------------
Name: Alan Magerman
Title: Chief Executive Officer